Exhibit 99.1

Gerber Scientific, Inc. Nears Completion of Transformation Actions

Actions in Q4 Further Rationalize Business Portfolio, Reduce Permanent Cost Structure and Streamline Organizational Structure

TOLLAND, CT – April 12, 2011 – Gerber Scientific, Inc. (NYSE: GRB) today reported on several actions that it completed in its fiscal 2011 fourth quarter in connection with its previously announced transformation plan.

Portfolio Rationalization

The Company announced that its Gerber Scientific Products unit will exit the flatbed printer business to focus on its more profitable thermal printing products. As part of the Company’s transformation plan, Gerber determined that the flatbed printer market could not support its long-term growth and earnings objectives. Accordingly, the Company will cease production of its UV flatbed printers, including the Gerber CAT UV and Solara ion, effective immediately.

This move allows the Company to focus on its profitable line of thermal products, including the EdgeFx printer, Omega software and specialty graphics materials.  Gerber Scientific Products also plans to continue to provide its existing flatbed printer customers with access to service, support, parts and ink for a minimum of five years from the date of the announcement.

“We are committed to achieving our transformation objectives and could not justify the cost of capital for a product line whose market fundamentals have not improved appreciably since the economic recovery began,” said Marc Giles, Gerber Scientific President and CEO.

The Company expects annualized cost savings of approximately $3.3 million as a result of this action and said that it will record non-recurring charges of approximately $4.8 million to $5.0 million, plus a potential goodwill impairment charge of up to $5.9 million, in its fiscal fourth quarter ending April 30, 2011.  Revenue from UV flatbed printers is expected to range between $3.5 million and $4.0 million for the Company’s fiscal year ending April 30, 2011.

Other Permanent Cost Reductions, Potential Workforce Reductions  and Associated Charges

The Company reported that it has signed an agreement to sell its South Windsor, CT facility. Net proceeds of $6.8 million will be used to reduce outstanding corporate debt. The transaction is expected to close by July 1, 2011. The Company also said that it will enter into a one-year lease with the new owners for a portion of the South Windsor facility in which current Gerber operations are located.

In addition, as part of the completion of its transformation plan, Gerber said that it is in the final stage of determining additional workforce reductions that could result in annualized savings of up to $4.3 million and require the Company to record additional non-recurring charges of up to $3.5 million in its fiscal 2011 fourth quarter.

The Company said that while these actions will conclude the majority of its transformation actions, it does anticipate it may incur up to $1.5 million in additional restructuring charges during fiscal 2012, in compliance with accounting rules that require certain restructuring expenses to be recorded when incurred.

Actions Pave Way for Transformation Financial and Growth Objectives

“These actions complete important steps in the transformation of Gerber Scientific into a leaner, more efficient and focused company and will allow us to invest our resources within our Apparel and Industrial segment where we see the greatest growth opportunities,” said Giles. “We have accelerated our new product development efforts in this segment and have several new products on the horizon aimed at the industrial composites, software and Asian markets. All of these actions move us one step closer to achieving our overarching goal of 8+ % annual sales growth and double-digit operating margins by fiscal 2013.”

About Gerber Scientific, Inc.
Gerber Scientific, Inc. (http://www.gerberscientific.com) is a leading international supplier of sophisticated automated manufacturing systems for the sign making, specialty graphics, packaging, apparel and industrial industries.  Headquartered in Tolland, Connecticut, the Company operates through three primary businesses:  Gerber Scientific Products, Spandex and Gerber Technology.

Forward-looking Statements
Any statements in this news release not relating to historical matters are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The forward-looking statements contained in this news release involve risks and uncertainties regarding the Company's expected financial condition, results of operations and cash flows. For information identifying other important economic, political, regulatory, legal, technological, competitive and other uncertainties, readers are referred to the Company's filings with the Securities and Exchange Commission, including but not limited to, the information included in Gerber Scientific's Annual Report on Form 10-K for the fiscal year ended April 30, 2010, which outlines certain important risks regarding the Company's forward-looking statements, as well as information included in subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. These risks include, but are not limited to, delays in the Company’s new product development and commercialization, intense competition in markets for each of the Company’s operating segments, rapid technological advances, availability and cost of raw materials, adverse economic and credit market conditions, volatility in foreign currency exchange rates and fluctuations in interest rates.  Actual future results or events may differ materially from these forward-looking statements. The forward-looking statements contained in this release are made as of the date of this release and the Company expressly disclaims any obligation to update any of these forward-looking statements, except as required by law.